THOMPSON CREEK METALS COMPANY INC.
CODE OF CONDUCT AND ETHICS

Dear Fellow Employees and Directors:

Thompson Creek Metals Company Inc. (the “Company”) is committed to the highest standards in all aspects of our business. To confirm that commitment, attached is the Company’s Code of Conduct and Ethics (the “Code”). The Code is our guide to appropriate conduct. The standards set forth in the Code emphasize our commitment to safety, integrity, ethics and fairness. We expect our employees and directors to comply with the Code in every respect and to conduct the Company’s business in a way that protects and promotes our valuable reputation and contributes to our overall success as a Company.

Acting ethically and with integrity is about more than our Company’s image and reputation, or avoiding legal issues. It’s about promoting and sustaining a place where we are all proud to work. It is about each of us knowing that we have done the right thing. This means acting honestly and treating each other and our customers, partners, suppliers and the communities in which we do business fairly and with dignity.

As Company employees and directors, we are expected to know and understand the Code and other Company policies and apply their principles to our daily work. Keep the Code with you and refer to it often. Stay current with your ethics training. When you have questions, ask for guidance.

The Code should be used as a reference tool and a guide for conduct. It does not cover every situation where a violation or conflict could occur. Employees and directors must exercise good judgment in applying the principles promoted by the Code.

As a Thompson Creek employee, you represent our Company. With your help, I am confident that our Company will continue to deserve the fine reputation we enjoy in the communities where we do business. Thank you for joining me in this effort.

Kevin Loughrey
Chairman and Chief Executive Officer

Introduction

Our Expectations and Values

This Code of Conduct and Ethics (the “Code”) is a statement of the principles and expectations that guide business conduct at Thompson Creek Metals Company Inc. (the “Company”). Its purpose is to promote honest and ethical conduct and to help our employees, officers and directors identify, and resolve, a potential ethical or legal issue. The Code is built around the recognition that everything we do in connection with our work is, and should be, measured against the highest standards of ethical business conduct.

The Code can only set out general legal and ethical principles. It is impossible for the Code to cover every situation where a violation or conflict could occur. Please remember that the Code is only a quick reference tool and all employees, officers and directors should be familiar with, and act in compliance with, all applicable laws and the Company policies highlighted in boxes herein and listed on Exhibit A hereto.

Governing law and labor contracts may vary the application of this Code. If local law or labor contracts conflict with certain provisions of the Code, then local law and labor contracts take priority over those provisions of the Code. In addition, each individual operating location has its own supplemental policies and procedures that must be followed by the individuals employed at such operating location.

Who Must Follow the Code

We expect all our employees, officers and directors to know and follow the Code. All new employees, officers and directors must sign an acknowledgement form confirming that they have read the Code and agree to abide by its provisions. All employees, officers and directors will be required to make similar acknowledgements on an annual basis. Select employees will be required to attend mandatory training on the Code on a periodic basis. Any violation of the Code will be investigated and could result in termination of employment.

Questions About the Code

Any employee, officer or director who has questions about the Code, or any of our related policies, is encouraged to seek guidance from his or her supervisor, the Human Resources manager for his or her site, the Company’s Vice President of Human Resources and Administration or the Company’s General Counsel.

Responsibilities of Managers And Supervisors

Managers and supervisors are responsible for ensuring that the employees that report to them understand the Code and all applicable policies and laws. Managers and supervisors should always be available to provide advice and counsel to their employees on matters regarding the Code.

Waivers of this Code

Our Board of Directors has the sole authority to amend this Code or grant waivers of its provisions. Waivers will be disclosed as required by law or stock exchange regulations.

Reporting Violations of this Code

Reporting

Any questions about the Code or suspected violations of the Code, Company policy, or law should be reported to a supervisor as quickly as possible. This ensures that any issues are addressed and resolved in a timely manner. You may also direct questions or reports to the persons listed on page 15 under Contact Information.

Concerns maybe reported via our Compliance Hotline as follows:

•    (888) 881-1262; or
•    www.tcm.ethicspoint.com

Reports made via our Compliance Hotline may be made confidentially and/or anonymously. All reports will be directed to the Legal Department and the Chairman of the Audit Committee.

Any employees who become aware of complaints regarding accounting, internal controls or auditing matters including concerns regarding questionable accounting or auditing matters, must immediately report them directly to our Audit Committee. Contact information for the Chairman of the Audit Committee is listed on page 15 under Contact Information.

We will not discipline, discriminate against or otherwise retaliate against any individual who, in good faith, reports a known or suspected violation of law or the Code, or who cooperates in an investigation of a suspected violation reported by someone else. The Audit Committee of the Board of Directors is responsible for overseeing the interpretation and enforcement of the Code.

Please refer to our Whistleblower Policy for more detail regarding the Company’s procedures for the receipt, retention and treatment of reports received by the Company regarding suspected violations of this code, other Company policies, or law.

Question: I’m nervous about using the Compliance Hotline. How much information do I need to leave and still remain anonymous?

Answer: We do not track who makes calls to the hotline, so you should feel comfortable that you will remain anonymous. However, reports are more helpful if we are able to follow-up with you privately if we need additional information. If you don’t feel comfortable leaving your name, you should leave as much information as you can so we can conduct a thorough investigation and resolve the situation.

Penalties for Violations of the Code

Violations of this Code or any of the Company’s other policies may result in disciplinary action, termination of employment, and, depending on the nature and seriousness of the violation, referral to law enforcement authorities. Misconduct includes:

•    Violating the Code;
•    Requesting others to violate the Code;
•    Failure to promptly raise a known or suspected violation of the Code, either internally or externally;
•    Failure to monitor subordinates’ actions effectively;
•    Failure to cooperate with investigations of possible policy violations; and
•    Retaliation against a employee, officer or director for reporting a concern.

References:
•    TC-05 – Whistleblower Policy

Health, Safety and Environment

Health and Safety

Nothing is more important than the health and safety of our employees and the members of the communities in which we do business. Our goal is zero injuries and accidents. The Company’s safety values are incorporated into our site safety policies and are clearly posted and communicated at each of our operations. Safety issues and initiatives, performance statistics and progress reports are regularly reviewed with the Environmental, Health and Safety Committee of our Board of Directors, with our full Board of Directors and with our employees.

Safety is everyone’s responsibility, and we expect you to support the Company’s commitment to safety by working in compliance with the letter and the spirit of safety laws, this Code and individual site policies. In this regard, you should:

•    Learn what safety responsibilities apply to your job and how to follow them.
•    Promote active commitment to the Code.
•    Recognize and reduce or eliminate risk to your safety and the safety of your co-workers.
•    Take immediate steps to correct any safety equipment that is not working properly.
•    Never bypass an established safety practice or procedure.
•    Report any safety issues to a supervisor or via the Compliance Hotline.

Safety concerns and safety policies extend to all contractors and visitors present at any of our sites.

Environment

We are committed to the protection of the environment for present and future generations. We apply best management practices to enhance environmental protection and minimize environmental risk. Environmental principles are a key part of our Company, and site policies are reinforced in our workplaces. Environmental reviews and continuous improvement measures are conducted internally and externally and regularly reported to our Board of Directors.

Our programs are designed to enhance our reputation as a good corporate citizen and are, at a minimum, structured to comply with all applicable laws and regulations. You are expected to support our commitment to the environment by operating in compliance with the letter and the spirit of environmental laws and our policies and by actively encouraging care and regard for the environment. In this regard, you should:

•    Learn the environmental responsibilities that apply to your job and how to follow them.
•    Never dispose of waste unless you know the disposal is in compliance with regulation and standards.

•	Report any actual or potential violations of environmental laws or policies to a supervisor or via the Compliance Hotline.

If you receive a communication from any government agency regarding environmental matters, except for communications in the ordinary course of business, refer it immediately to your site manager or the Legal Department.

References:
•    TC-102 – Environmental, Health and Safety Policy
•    TC-117 – Corporate Responsibility Policy
•    Your site’s environmental procedures

Compliance with Laws / Dealing with Government and Government Officials

Compliance with Laws

You are expected to comply with all the laws, rules and regulations of Canada and the U.S. as well as all other countries, states, provinces, counties, cities and other jurisdictions in which the Company conducts its business. You may not commit or condone an illegal act or authorize others, such as contractors or agents, to act illegally.

This Code does not and is not intended to summarize all laws, rules and regulations applicable to the Company and its employees, officers and directors. You, therefore, have a responsibility to know and obey laws and regulations of countries where you act for the Company and to conduct yourself in accordance with local business practices. We recognize that laws, regulations, business practices and customs vary throughout the world and may, in certain cases, be different from laws, regulations, business practices and customs in Canada and the U.S. If you have any questions regarding the applicability of local or international laws to any business conduct you should contact your supervisor or the Legal Department for guidance.

Question: In my country, some laws don’t match the Company’s policies. Which should I follow?

Answer: You should follow whichever standard is more restrictive. Laws vary from country to country and while following these laws is necessary, it is not always sufficient for our standards. If you are unsure which is more restrictive, consult with your supervisor or contact the Legal Department for advice.

Dealing with Government and Government Officials

You are expected to comply with all applicable anticorruption laws. Both Canada and the United States have passed strict laws criminalizing various forms of bribery (specifically, through the Canadian Corruption of Foreign Public Officials Act, the U.S.

Foreign Corrupt Practices Act and the U.S. Travel Act). The Company, and any persons acting on its behalf, are subject to these laws which prohibit offering, promising, paying, or authorizing the payment, or providing anything of value, directly or indirectly, to a foreign government official in order to corruptly influence the official in some official act or secure any improper advantage in an attempt to obtain or retain business. Acts of private/ commercial bribery are, likewise, illegal and strictly prohibited by this Code. The sanctions for violating these laws can be severe, including significant individual and corporate fines, and even imprisonment.

•	Obtain prior approval before providing anything of value to a government official. Even inexpensive gifts are subject to antibribery laws.

•	Never engage a third-party agent or consultant if there is reason to believe that he or she may attempt to bribe a government official or anyone else on our behalf.

The Company will not tolerate any efforts to influence a government or private decision by making payments, giving gifts or providing any other thing of value to officials of any government or to non-governmental actors with the intent to improperly influence such individuals. In addition, you must never give anything of value to any person where there is a reason to believe such thing of value will be passed on to another for improper purposes. The Company may be liable for the conduct of third parties acting on its behalf.

If you have any questions regarding these laws you should contact your supervisor or the Legal Department for guidance.

Conflicts of Interest

It is our policy to make all business decisions solely on the basis of our sound business judgment. As such, you must avoid situations where personal or outside business interests could conflict with, or even appear to conflict with, the interests of the Company. Conflicts of interest are prohibited as a matter of Company policy, except where disclosed to and approved by the Legal Department (in the case of non-officer employees) or the Board of Directors or one of its committees (in the case of an officer or director).

It is impossible to describe all the situations that may cause or give the appearance of a conflict of interest. Common conflicts of interest include:

•	Accepting any sort of employment with a competitor or other company that does business with the Company;

•	Holding more than a nominal financial interest (including stock ownership) in our suppliers, vendors, customers or competitors;

•	Accepting or requesting gifts, entertainment, favors or other items of value, whether for yourself or your family members, from persons doing business or seeking to do business with the Company;

•	Engaging a family member or close friend to provide services to the Company; and

•	Loans by the Company to employees, officers, directors or their respective family members.

Employees may accept unsolicited non-monetary gifts if appropriate and customary for the industry. Examples may include modest sporting outings and business meals. Offers of free travel or accommodation are generally not appropriate.

Gifts of cash or any type of kickbacks, rebates or other “under-the-table” payments are strictly prohibited.

Please consult with your supervisor or a member of the Legal Department if you have any questions about whether something constitutes a conflict of interest.

Question: I’m dating a co-worker who is being promoted to my supervisor. Do I need to report this?

Answer: Yes, you should report this relationship to your supervisor or your local Human Resources manager. This situation would create a conflict of interest for both of you and creates an inappropriate reporting relationship.

Question: The Code says that it may be a conflict of interest to do business with relatives. In our community, we often do business with our relatives, our co-worker’s relatives and close friends. Are we in violation of the Code?

Answer: Not necessarily. We understand that such business relationships may be appropriate, or even necessary, in certain communities. If you are in a situation where doing business with a relative, a co-worker’s relative or a close friend is necessary or in the best interest of the Company, get approval from the Legal Department or your VP-GM before entering into the relationship.

References:
•    Board Guidelines

Fair Dealing

Each employee, officer and director of the Company should endeavor to deal fairly with the Company, the Company’s securityholders, customers, suppliers, competitors and fellow employees, officers and directors. No one should take unfair advantage of another through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unethical, deceptive, or illegal business practices. If you have any doubt as to the appropriateness of any transaction or expense, you should consult with a supervisor in advance.

Corporate Opportunities

You are prohibited from competing with the Company or taking personal advantage of, or obtaining personal gain from, opportunities that are discovered through the use of Company property or information or your position with us when those opportunities could be of benefit or interest to the Company.

For example, these restrictions prohibit your personal purchase of leases or land in an area where we hold mining interests or where we may have an interest in acquiring such interests.

Travel, Meals, Entertainment and Gifts

When incurring travel, meal or entertainment costs at Company expense, you are expected to exercise the same care as a prudent person would in spending personal funds. Only legitimate and reasonable expenses of such travel will be reimbursed by the Company. Any expense found to be personal must be promptly repaid.

When more than one employee is present at a business meal or entertainment event, then the most senior level employee must pay and claim the expense.

Any gifts, meals and entertainment provided to Company customers or suppliers must support the Company’s legitimate business interests and should be reasonable and appropriate under the circumstances.

Use of Company Assets

All employees, officers and directors have a duty to protect the Company’s assets and ensure that they are used for business purposes. Employees may not use Company assets for personal benefit or the benefit of anyone other than the Company without prior approval and appropriate compensation. The Company’s money, facilities, supplies, equipment, vehicles, real property and other assets have been acquired through hard work and investment. We all have an obligation to be prudent about spending money and protecting the Company’s assets from loss, damage, misuse, theft, or unauthorized use.

While at work, you are expected to be fully engaged in work and not undertaking personal activities. Incidental and infrequent personal use of Company telephones and computers is acceptable as long as this privilege is not abused. Personal use is not acceptable if it interferes with the productivity of your work or places the Company at risk of liability.

Electronic messages, whether email, voicemail, instant messages, or text messages, are recoverable, forwardable and a potential permanent record of your communications. These are Company property. You are expected to use good judgment when composing any electronic message. You should not have any expectation of privacy with respect to any communications made or data stored on the Company’s electronic systems.

References:
•    TC-100 – Travel and Entertainment and Other Reimbursable Expenses (T&E) Policy
•    D-001 – Travel Reimbursement Policy for Directors & Chief Executive Officer
•    TC-111 – Network and Computer Acceptable Use Policy (AUP)
•    TC-121 – Social Media Policy
•    Your site’s IT use policies

Confidentiality / Insider Trading

Confidentiality

Company information is a valuable asset. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or its customers, if disclosed.

You may not, directly or indirectly:

•
Disclose confidential information to anyone outside of the Company except when disclosure is required for a legitimate business purpose and the person receiving the information has agreed to maintain its confidentiality;

•	Use Company information for any purpose other than its intended use; or

•	Copy any documents containing Company information or remove such documents from the work area, except as required for a legitimate business purpose.

Question: During my commute I sometimes make work-related calls on the bus. Is this okay?

Answer: You must be careful not to discuss non-public Company information in public places. When necessary to conduct a call in a public place, please be especially mindful of your surroundings.

Insider Trading

Insider trading occurs when a person trades in securities using material inside information - that is, information that is not publicly available and that could reasonably affect a person’s decision about whether to buy or sell the securities. It also occurs when a person gives material insider information to someone else who trades on it (this is called “tipping”). Insider trading is a serious violation of the law and can result in severe civil and criminal penalties, including imprisonment.

As an employee, you may become aware of material inside information about the Company or companies with which the Company does business. You may not use such information to trade in the Company’s or any other company’s securities. In addition, you may not disclose such information to any other person (including family members) or assist any other person in trading on such information.

In order to assist with compliance with laws against insider trading, we periodically put in place “blackout periods” that cover directors, officers, employees and contractors who participate in the preparation of the Company’s financial statements or who are privy to material financial information relating to the Company. It is a violation of Company policy to buy or sell securities during a blackout period.

Question: My brother owns stock in the Company, and I just saw some information at work that could impact our stock price negatively. Can I tell my brother?

Answer: No, sharing this information is both a vioation of the Code and a violation of law. You and your family are prohibited from trading while in possession of non-public information. Telling your brother would also constitute illegal “tipping.”

It is also a violation of Company policy to “short sell” Company securities.

You must comply with the guidelines and rules in the Company’s insider trading policy and all securities laws and regulations. Any questions about the insider trading policy, laws or the blackout periods should be directed to the Legal Department.

References:
•    TC-03 – Insider Trading and Corporate Communications Policy

Company Communications / Political Activity

Communicating with the Public

Only authorized spokespersons are authorized to respond to analysts, the media and investors on behalf of the Company. An authorized spokesperson may, from time to time, designate other directors, officers, employees or contractors to speak on behalf of the Company as back-ups or to respond to specific inquiries.

If you are not an authorized spokesperson, any request for information from the media, investment analysts, stockholders or others should be directed to our Director of Investor Relations at 303-762-3526. Any inadvertent disclosure to members of the investment community must be reported to a supervisor immediately.

All press releases, investor presentations and other communications to the public should be submitted to the Legal Department for review.

Employees may not disclose Company confidential information through social media or chat rooms.

Authorized spokespersons should be truthful in their communications with media and the investment community. Authorized spokespersons must comply with our policies and all applicable laws relating to selective disclosures.

Political Contributions and Activity

Each operating site is authorized to make modest political contributions at the levels authorized in our Political Contributions/Spending Policy. We do not otherwise contribute directly to political organizations or candidates. We may support mining industry-specific organizations and associations that may have political action committees (PACs) or political affiliations that support the mining industry.

While our employees, officers and directors may participate as individual citizens in the political process, the decision to do so is entirely personal and voluntary. If you engage in political campaign activities, you must do so as a private citizen, and make clear such views and actions are yours and not those of the Company. You may not use your position with the Company to coerce or pressure other employees, officers or directors to make political contributions to, or support or oppose, any political candidates, elections or ballot initiatives.

All political contributions must comply with applicable anti-bribery laws and other appropriate laws as well as this Code and our other policies.

References:
•    TC-03 - Insider Trading and Corporate Communications Policy
•    TC-121 - Social Media Policy
•    TC-112 - Political Contributions/Spending Policy
•    TC-104 - Delegtion of Responsibility & Financial Authority Policy

Business and Financial Records / Public Company Reporting

Business and Financial Records

All of the Company’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company’s transactions, and must conform both to all applicable financial reporting and accounting regulations as well as the Company’s system of internal controls. All of us must strive to ensure that any information contributed to the Company’s financial records is complete, accurate and timely.

Directors, officers and employees of the Company shall not use, authorize or encourage improper or deceptive accounting practices, such as falsification of records, that could, among other things, misrepresent or distort the Company’s operating results or performance measures.

The CEO and the senior financial officers of the Company are responsible for full, fair, accurate, timely and understandable disclosure in the Company’s periodic reports filed with U.S. and Canadian securities authorities. The CEO and each senior financial officer must promptly bring to the attention of the Audit Committee any information he or she may have concerning significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data; any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls; or any material violation of any law, rule or regulation (including securities laws applicable to the Company or the operation of its businesses) or this Code.

Always record and classify transactions in the proper accounting period and in the appropriate account and department.

Make sure your documents include all necessary information and that the information is accurate.

Always follow internal controls.

Always err on the side of preservation of information and contact your supervisor if unsure.

In addition, a variety of laws and regulations require the Company to record and preserve business information. Certain documents must be retained by the Company for a specific period of time. From time to time, a government investigation, an audit or a legal proceeding may also require that certain records be held and preserved. Employees will be notified of any such “hold” notice and will be prohibited from destroying, concealing or otherwise altering documents or records potentially relevant to a government investigation, an audit or a legal proceeding. Any questions about the preservation of documents or records should be directed to the Legal Department.

Public Company Reporting

We are a public company, and it is of critical importance that our public filings with securities regulators be accurate and timely. Certain employees may be called upon to provide necessary information to ensure that our public reports are full, fair, accurate, timely and understandable. All such employees must take this responsibility seriously and provide prompt, accurate information in connection with our public disclosure requirements.

Equal Employment Opportunity and Fair Treatment / Alcohol and Drug / Solicitation and Distribution / Privacy

Equal Employment Opportunity and Fair Treatment

We are committed to providing equal opportunity for employment, advancement and compensation to all individuals regardless of race, religion, color, sex, sexual orientation, age, national or ethnic origin, or disability or any other legally protected status in accordance with applicable law. We base all aspects of employment, including recruiting, hiring, job assignment, compensation and discipline on merit, qualifications and abilities.

You deserve to be treated fairly and with respect. The Company does not tolerate conduct by any employee who harasses, disrupts or interferes with another’s work performance or creates an intimidating, offensive or hostile work environment. Harassment includes derogatory, degrading or demeaning words or gestures such as making comments based on ethnicity, age, religion or other protected class. Harassment also includes violent, threatening or otherwise inappropriate behavior. Sexual harassment includes unwelcome physical contact, demanding sexual favors in exchange for job benefits, or threatening penalties if sexual favors are not granted. Sexual harassment is prohibited and will not be tolerated.

You may not impose your personal beliefs or opinions on others or represent those beliefs or opinions as those of the Company.

Managers have a special responsibility to ensure that our employees are treating each other with respect.

If you experience any kind of harassment or observe harassing behavior in the workplace, bring the matter to the attention of the Company as soon as possible by contacting your local Human Resources manager or the Compliance Hotline. The Company is committed to maintaining a positive work environment and can do this only with the assistance of its employees.

Alcohol and Drugs

Consuming alcohol or being under its influence during work hours, on Company premises or in Company vehicles is prohibited. In limited circumstances, you may consume alcohol at Company-sponsored events or when conducting business at conferences, trade association events or similar gatherings. In such circumstances, you are required to make arrangement for safe transportation from the event or gathering. At all times, you are expected to exercise good judgment and are not permitted to be impaired from alcohol consumption.

The use, possession, purchase or sale of illegal drugs is not permitted on Company premises, on Company time or while using Company equipment. Illegal drugs include prescription drugs that are used without a valid doctor’s prescription.

Solicitation and Distribution

In order to avoid unnecessary annoyances and interruptions with other employee’s work, solicitation by an employee to another employee is prohibited while either person is on working time.

You may not distribute commercially-related material, religious material, political material, printed or imprinted materials, or sell products, or solicit money contributions, or solicit for any organization or cause during working time or on Company property. Employees who are not on working time will not solicit or distribute literature to any employee who is on working time. This policy also applies to visitors and non-employees on Company premises at any time.

Privacy

The Company respects employee privacy and complies with all laws protecting the privacy of its employee’s personal information. Access to records containing personal employee information is limited to Company personnel who have a legitimate business purpose for that information. Employee personal information will only be used or disclosed to the extent authorized by the employee or permitted by law. Employees with access to the personal information of other employees, officers or directors of the Company are required to treat such information appropriately and in compliance with the Code and Company policy regarding confidential information.

References:
•    TC-102 - Equal Employment Opportunity Policy
•    TC-113 - Nondiscrimination/Anti-Harassment Policy and Complaint Procedure
•    Your site’s substance abuse policies

Dealing with Competitors / Use of Agents

Dealing with Competitors

Antitrust and unfair competition laws prohibit business activities that constitute unreasonable restraints on trade, unfair trade practices and other anti-competitive activities. Agreements or understandings with our competitors (oral or otherwise) to limit or restrict competition with respect to such matters as prices, profit margins, terms or conditions of sale, number and types of product, production, distribution, territories, customers or suppliers are usually unlawful. You should not participate in any activity that would undermine the competitive nature of our industry or artificially establish product prices independent of the market.

You may collect, share and use information about our competitors, but do so only in a legal and ethical manner, such as through public filings, trade publications and public speeches. Do not accept, disclose or use competitive information that you know or have reason to believe was disclosed to you in breach of a confidentiality agreement between a third party and one of our competitors. If you are responsible for areas of business where antitrust laws apply, you must be aware of them and how they apply. You should consult the Legal Department regarding conduct which may give rise to antitrust concerns.

At mining industry events, use caution when interacting with the Company’s competitors. Do not discuss the prices or other terms of Company contracts or gain information from them on these topics.

Violations of competition laws are prosecuted as serious crimes. You and others acting on our behalf who participate in such activities are subject to large fines and imprisonment.

Use of Agents

You may not use agents or other non-employees to circumvent the law or to engage in practices that run contrary to this Code.

Question: I have established good relations with the account executives at some of the Company’s competitors. At trade shows we catch up on industry trends and customer deals. Is this appropriate?

Answer: Use caution in these situations and do not discuss the price or terms of Company contracts or gain information from them on these topics. Even jokes could give the appearance of impropriety. Err on the side of non-disclosure.

References:
•    Antitrust Guidelines

Frequently Asked Questions

Q:	What is Thompson Creek’s Code of Conduct and Ethics?

A:
Our Code of Conduct and Ethics is a statement of the principles and expectations that guide business conduct at the Company. Its purpose is to promote honest and ethical conduct and to help our employees, officers and directors identify, and resolve, a potential ethical or legal issue.

Q:	What am I expected to do with the Code of Conduct and Ethics?

A:
You are expected to read the Code carefully at work and make sure you understand the standards of conduct set forth in the Code. If you have any questions or concerns regarding the Code, ask your supervisor for clarification.

Q:	What is the Compliance Hotline?

A:
The Compliance Hotline is a toll-free phone number you can call to report issues or raise concerns that involve ethical or legal issues or potential violations of Company policy. It is also a website where you can submit issues or concerns online. You may reach it as follows:

•    (888) 881-1262; or
•    www.tcm.ethicspoint.com

Q:	What happens when a call is placed to the Compliance Hotline or a message is left on the Compliance Hotline website?

A:
Calls to the Compliance Hotline are answered by an independent third party service provider during business hours. Trained specialists speak with the caller regarding their questions or concerns and then forward a report to the Legal Department and the Chair of the Audit Committee. Messages left on the Compliance Hotline answering machine after hours are forwarded to the Legal Department and the Chairman of the Audit Committee, as are messages left on the Compliance Hotline website.

Q:	May I report to the Compliance Hotline anonymously?

A:
Yes. Calls and messages left on the Compliance Hotline helpline are not traced and are handled in a confidential manner. We encourage callers to provide their names and contact numbers because calls without this information can be more difficult to investigate.

Q:	Can I be retaliated against for reporting a violation of the Code or using the Compliance Hotline?

A:	The Company does not tolerate retaliation against any employee, officer or director who raises concerns or questions that he or she reasonably believes to have occurred.

Q:	Who is my contact for more information or to obtain policies?

A:	Contact your supervisor or your local Human Resources manager for information on the Code or Company policies.

Contact Information

For any matters relating to compliance with this Code, other Company policies or law, you may write or call:

Chairman of the Audit Committee
c/o Thompson Creek Metals Company Inc.
26 West Dry Creek Circle
Littleton, CO 80120
Phone: (917) 362-6963

OR

Wendy Cassity
Vice President, General Counsel and Secretary
Thompson Creek Metals Company Inc.
26 West Dry Creek Circle
Littleton, CO 80120
Phone: (303) 783-6411
Email: wcassity@tcrk.com

OR

Christopher Gibbs
Vice President, Human Resources and Administration
Thompson Creek Metals Company Inc.
26 West Dry Creek Circle
Littleton, CO 80120
Phone: (303) 783-6401
Email: cgibbs@tcrk.com

For complaints regarding accounting, internal controls or auditing matters, including concerns regarding questionable accounting or auditing matters, you may write or call:

Chairman of the Audit Committee
c/o Thompson Creek Metals Company Inc.
26 West Dry Creek Circle
Littleton, CO 80120
Phone: (917) 362-6963

You may also always report any concerns or complaints regarding this Code, other Company policies or law via our Compliance Hotline as follows:

•    (888) 881-1262; or
•    www.tcm.ethicspoint.com

Reports made via our Compliance Hotline may be made on a confidential and/or anonymous basis and will be directed to the Legal Department and the Chairman of the Audit Committee.

Certification and Acknowledgement

I acknowledge that I have been provided access to the Code of Conduct and Ethics (“Code”) of Thompson Creek Metals Company Inc. (the “Company”) and that I am required to read, understand and comply with it. Should I have any question about the Code, I will immediately contact the Legal Department. I understand that abiding by the standards and procedures outlined in the Code and applicable Company policies is a condition of continued employment with the Company. I also understand that neither the Code nor any Company policy creates a contract of employment and that, if I am employed at-will, neither the Code nor any Company policy alters my employment at-will status in any way. I further understand that nothing in the Code alters or supersedes any collectively bargained rights that I might have.

I certify that, if employed by the Company during the past year, I have abided by all standards and procedures outlined in the Code during such prior year and have no knowledge of unreported concerns regarding financial statement disclosures, accounting, internal accounting controls, auditing matters or violations of the Code.

I acknowledge that if I violate or learn of a violation of the Code, Company policy or law, I will immediately report it according to the procedures set forth in the Code and the Whistleblower Policy. I also understand that I must certify compliance with the Code on a yearly basis.

Name (please print)

Signature

Date

Exhibit A
List of Company Policies

Policy No.	Policy	Effective Date
TC-02	Environmental, Health and Safety Policy	03/18/2009
TC-03	Insider Trading and Corporate Communications Policy	02/23/2011
	Antitrust Guidelines	09/2007
TC-05	Whistleblower Policy	11/07/2012
TC-100	Travel and Entertainment and Other Reimbursable Expenses (T&E)	03/01/2012
TC-101	Salaried Notice/Severance Policy	01/01/2010
TC-102	Equal Employment Opportunity	11/01/2012
TC-103	Hourly Severance Policy	12/01/2008
TC-104	Delegation of Responsibility & Financial Authority Policy	09/26/2011
TC-106	Cash Investment Policy	05/04/2012
TC-107	Foreign Exchange Policy	03/18/2009
TC-111	Network and Computer Acceptable Use Policy (AUP)	11/01/2008
TC-112	Political Contributions / Spending	05/06/2011
TC-113	Non-Discrimination / Anti-Harassment Policy and Complaint Procedure	11/01/2012
D-001	Travel Reimbursement Policy for Directors & Chief Executive Officer	12/03/2009
TC-116	Employment of Individuals from External Audit Firms	02/23/2012
TC-117	Corporate Responsibility Policy	02/24/2012
TC-119	IT Change Management	07/13/2012
TC-121	Social Media Policy	11/01/2012

Thompson Creek Metals Company Inc.
Code of Conduct and Ethics - Revised as of November 7, 2012